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                                                                    EXHIBIT 99.1



                     WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                 Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends

                      Twelve Months Ended December 31, 1996
                                   (Unaudited)

                             (Dollars in Thousands)
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
FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

  Interest Expense ..............................................     $  31,187
  Amortization of Debt Premium, Discount and Expense ............           276
  Interest Component of Rentals .................................            64
                                                                      ---------
    Total Fixed Charges .........................................        31,527
  Pre-tax Preferred Dividends ...................................         2,115
                                                                      ---------

        Total ...................................................     $  33,642
                                                                      =========



  Preferred Dividends ...........................................     $   1,332
  Effective Income Tax Rate .....................................         .3703
  Complement of Effective Income Tax Rate
    (1 - Tax Rate) ..............................................         .6297

  Pre-Tax Preferred Dividends ...................................     $   2,115
                                                                      =========

EARNINGS:

  Net Income ....................................................    $   80,674
  Add:
    Income Taxes Applicable to Operating Income .................        47,574
    Income Taxes Applicable to Other Income (Loss) - Net ........          (132)
    Total Fixed Charges .........................................        31,527
                                                                      ---------

  Total Earnings ................................................     $ 159,643
                                                                      =========

  Ratio of Earnings to Fixed Charges and
        Preferred Stock Dividends ...............................           4.7
                                                                      =========
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